Exhibit 99.1

Notify Technology Series A Preferred Shareholders Exchange Preferred Stock
                               For Common Stock

    SAN JOSE, Calif., July 27 /PRNewswire-FirstCall/ -- Notify Technology Corporation (OTC Bulletin Board: NTFY) today announced that 100% of its Series A preferred shareholders exercised a right to redeem their shares for common stock. The redemption right, which was granted in connection with the initial sale of the Series A preferred stock in August 2001, permits the Series A preferred shareholders to require the Company to redeem their shares for cash, or, at the Company's election, in exchange for shares of common stock at an effective conversion price of $0.50 per share resulting in 20 shares of common stock being issued for each outstanding share of Series A preferred stock.
The shares are otherwise convertible into common stock at the price of $1.00 or 10 shares of common stock for each share of Series A preferred stock.

    The holders of the Company's outstanding Series A preferred stock held the right to request a redemption during the period from July 20, 2003 to July 25, 2004. The per share redemption cash price was $10.00. The holders of the Series A preferred stock had the option to receive the redemption price in cash or in shares of Notify common stock, but the Company was not obligated to pay the redemption in cash unless the board of directors unanimously approved such a payment. If redeemed for cash, the redemption would have resulted in a price of $4,610,000. The Series A preferred shareholders requested the redemption in the form of common stock and the Company has agreed to pay the redemption in common stock at the equivalent price of $0.50 per common share. As of July 23, 2004, all 461,000 shares of Series A preferred stock were presented for redemption and the Company has 60 days to issue 9,220,000 shares of common stock.

    After giving effect to the redemption, the Company will have 13,813,995 outstanding shares of common stock, outstanding options to acquire 3,408,667 shares of common stock and warrants to acquire 1,871,651 of common stock.

    "Although this action results in dilution to our current common shareholders, I view this action by our Series A preferred shareholders as a vote of confidence in the Company," said Paul DePond, Chief Executive Officer."

    About Notify Technology Corporation

    Founded in 1994, Notify Technology Corporation, is an innovative communications company offering wireline and wireless products and services. Notify's wireline solution provides consumer voice mail notification to customers of CLECs in multiple states. Notify's wireless solutions provide any size organization with notification, access, and management on a variety of wireless 2-way devices and networks. Notify sells its products directly and through wireline carriers and wireless carriers. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

      Contacts:
      At Notify Technology Corporation:
      Jerry Rice, Chief Financial Officer
      Phone:  408-777-7927
      jerry.rice@notifycorp.com

SOURCE  Notify Technology Corporation
    -0-                             07/27/2004
    /CONTACT: Jerry Rice, Chief Financial Officer of Notify Technology Corporation, +1-408-777-7927, or jerry.rice@notifycorp.com/
    /Web site:  http://www.notifycorp.com /
    (NTFY)

CO:  Notify Technology Corporation
ST:  California
IN:  CPR MLM OTC STW TLS
SU: